As filed with the Securities and Exchange Commission on November 6, 2026

Registration Statement No. 333-284965

Registration Statement No. 333-277152

Registration Statement No. 333-269838

Registration Statement No. 333-262876

Registration Statement No. 333-253638

Registration Statement No. 333-236830

Registration Statement No. 333-230039

Registration Statement No. 333-223379

Registration Statement No. 333-220701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-284965

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277152

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269838

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262876

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253638

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236830

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230039

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223379

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-220701

UNDER

THE SECURITIES ACT OF 1933

ROKU, INC.

(Roku, LLC as successor by merger to Roku, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	26-2087865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

1173 Coleman Avenue

San Jose, California 95110

(408) 556-9040

(Addresses, including zip codes, and telephone numbers, including area codes, of registrant’s principal executive offices)

Roku, Inc. 2008 Equity Incentive Plan

Roku, Inc. 2017 Employee Stock Purchase Plan

Roku, Inc. 2017 Equity Incentive Plan

Roku, Inc. Amended and Restated 2017 Equity Incentive Plan

(Full titles of the plans)

Adam G. Ciongoli, Esq.

Chief Legal and Policy Officer

1211 Avenue of the Americas

New York, NY 10036

(Name, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act. ☐¨

DEREGISTRATION OF SECURITIES

These post-effective amendments are being filed by Roku, LLC, as successor to Roku, Inc., a Delaware corporation (the “Company” or “Roku”) to remove from registration all shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-220701), filed with the SEC on September 28, 2017, pertaining to the registration of up to an aggregate of 42,328,082 shares of Class A Common Stock and up to an aggregate of 27,328,082 shares of Class B Common Stock issuable under the Roku, Inc. 2008 Equity Incentive Plan, the Roku, Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and the Roku, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), as applicable;

•

Registration Statement on Form S-8 (No. 333-223379), filed with the SEC on March 1, 2018, pertaining to the registration of up to an aggregate of 6,706,654 shares of Class A Common Stock issuable under the 2017 ESPP and the 2017 Plan, as applicable;

•

Registration Statement on Form S-8 (No. 333-230039), filed with the SEC on March 1, 2019, pertaining to the registration of up to an aggregate of 7,276,888 shares of Class A Common Stock issuable under the 2017 ESPP and the 2017 Plan, as applicable;

•	Registration Statement on Form S-8 (No. 333-236830), filed with the SEC on March 2, 2020, pertaining to the registration of up to 6,436,232 shares of Class A Common Stock issuable under the 2017 Plan;

•

Registration Statement on Form S-8 (No. 333-253638), filed with the SEC on February 26, 2021, pertaining to the registration of up to 6,459,342 shares of Class A Common Stock issuable under the 2017 Plan;

•

Registration Statement on Form S-8 (No. 333-262876), filed with the SEC on February 18, 2022, pertaining to the registration of up to 6,761,492 shares of Class A Common Stock issuable under the 2017 Plan;

•

Registration Statement on Form S-8 (No. 333-269838), filed with the SEC on February 16, 2023, pertaining to the registration of up to 7,003,752 shares of Class A Common Stock issuable under the 2017 Plan;

•

Registration Statement on Form S-8 (No. 333-277152), filed with the SEC on February 16, 2024, pertaining to the registration of up to 7,175,098 shares of Class A Common Stock issuable under the 2017 Plan; and

•

Registration Statement on Form S-8 (No. 333-284965), filed with the SEC on February 14, 2025, pertaining to the registration of up to 7,304,561 shares of Class A Common Stock issuable under the Roku, Inc. Amended and Restated 2017 Equity Incentive Plan.

On November 6, 2026, pursuant to an Agreement and Plan of Merger, dated as of June 14, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Fox Corporation, a Delaware corporation (“FOX”), Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX (“Merger Sub 1”), Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX (“Merger Sub 2”), and Roku, FOX acquired Roku through:

(a)

the merger of Merger Sub 1 with and into Roku (the “First Merger”), with Roku continuing as the surviving corporation in the First Merger and becoming a wholly-owned subsidiary of FOX (the “Surviving Corporation”); and

(b)

immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger and continuing as a wholly-owned subsidiary of FOX and being renamed Roku, LLC.

In connection with the completion of the Mergers and other related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, these Post-Effective Amendments remove from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of November, 2026.

ROKU, LLC

By:	/s/ Nicholas Trutanich
Name: Nicholas Trutanich
Title: Executive Vice President and Assistant
Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.